           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of
Oppenheimer Quest International Value Fund, Inc.:

We consent to the use in this Registration Statement of Oppenheimer Quest
International Value Fund, Inc. of our report dated January 16, 2008, included in the Statement of Additional Information, which is part of such
Registration Statement, and to the references to our firm under the headings
"Financial Highlights" appearing in the Prospectus, which is also part of such Registration Statement and "Independent Registered Public Accounting
Firm" appearing in the Statement of Additional Information.

                              /s/ KPMG LLP
                              ----------------------
                              KPMG LLP

Denver, Colorado
February 25, 2008